EXHIBIT 99.2

CONSENT TO BE NAMED AS A TRUSTEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this registration statement on Form S-4 of Lexington, and any amendments thereto, as a person to become a member of Lexington’s board of trustees effective as of the effective time of the merger described in this registration statement.

/s/ Richard Frary

Richard Frary

Dated: September 11, 2006